Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

SELECT MEDICAL HOLDINGS CORPORATION APPOINTS

THOMAS P. MULLIN AS CHIEF EXECUTIVE OFFICER AND ANNOUNCES

OTHER CHANGES INVOLVING LONG-TENURED LEADERS

MECHANICSBURG, PENNSYLVANIA - September 2, 2025 - Select Medical Holdings Corporation (“Select Medical”) (NYSE: SEM) today announced the appointment of Thomas P. Mullin as its chief executive officer. David S. Chernow, who has held the position since 2014, has been appointed vice chairman of the board. John A. Saich, who most recently held the position of co-president, will serve as the company’s sole president. John F. Duggan has been appointed executive vice president, general counsel and secretary. The appointments are effective immediately.

Mr. Mullin joined Select Medical in 2008, most recently serving as co-president overseeing 140 critical illness recovery and inpatient rehabilitation hospitals and the expansive growth of both divisions nationwide. Over his 17 years with the company, Mr. Mullin has held executive leadership roles of increasing responsibility including executive vice president from 2020-2023, president of specialty hospitals from 2018-2020, and chief operating officer of specialty hospitals from 2016-2018. Prior to his divisional appointments, Mr. Mullin held a variety of leadership positions in the Critical Illness Recovery Hospital Division, including senior vice president of business and market development, and regional vice president. Earlier in his Select Medical career, Mr. Mullin held operational positions at the hospital level in the division.

Mr. Chernow has been appointed vice chairman of the board after serving as the company’s chief executive officer since 2014. Previously, he served as president and chief executive officer from 2014-2023 and as president and chief strategy officer from 2010-2014. Prior to Mr. Chernow’s corporate officer posts, he joined the board of directors of Select Medical Corporation in 2002 and was an independent director of that company for nearly a decade.

Mr. Saich, who has held the post of co-president since 2023, will serve as the sole president of Select Medical. He will retain oversight of outpatient rehabilitation and shared services operations while taking on expanded responsibilities across the organization. Previously, Mr. Saich served as executive vice president and chief administrative officer from 2018-2023 and held a variety of senior human resources leadership positions spanning his 27 years with the company.

Mr. Duggan, a 25-year Select Medical veteran, has been appointed executive vice president, general counsel and secretary after serving as executive vice president and deputy general counsel since 2023. Previously, Mr. Duggan held the posts of senior vice president and senior counsel from 2007-2023, vice president and senior counsel from 2002-2007, and associate counsel from 2000-2002.

Michael E. Tarvin has served as senior executive vice president, general counsel and secretary since 2023, as executive vice president, general counsel and secretary from 2007-2023, as senior vice president, general counsel and secretary from 1999-2007, and as vice president, general counsel and secretary from 1997-1999. Mr. Tarvin will transition to his new post as senior executive vice president of legal services.

“Select Medical has always placed a high priority on the development and growth of its people as a means to drive the future success of the company,” said Select Medical Co-Founder and Executive Chairman Robert A. Ortenzio. “The appointments of these long-time veterans with impeccable track records underscores our commitment to our values, vision and mission. I could not be more proud to see Select Medical’s succession planning process working with the appointment of these next generation leaders, each with decades of experience at the company. I look forward to continuing to work closely with these top-notch executives as we execute against an aggressive growth strategy that provides patients with access to world-class post-acute care across the country and delivers value to our stockholders.”

About Select Medical

Select Medical is one of the largest operators of critical illness recovery hospitals, rehabilitation hospitals, and outpatient rehabilitation clinics in the United States based on number of facilities. As of June 30, 2025, Select Medical operated 104 critical illness recovery hospitals in 29 states, 36 rehabilitation hospitals in 14 states, and 1,919 outpatient rehabilitation clinics in 39 states and the District of Columbia. At June 30, 2025, Select Medical had operations in 40 states and the District of Columbia. Information about Select Medical is available at www.selectmedical.com.

Media inquiries:

Shelly Eckenroth

seckenroth@selectmedical.com

717-920-4035

Investor inquiries:

Joel T. Veit

ir@selectmedical.com

717-972-1100

SOURCE: Select Medical Holdings Corporation